Exhibit 5.1

[EVW Letterhead]

December 19, 2007

Baseline Oil & Gas Corp.

411 North Sam Houston Parkway East

Suite 300

Houston, Texas 77060

Re:	Registration Statement on Form SB-2 - registering 14% Senior
Convertible Subordinated Secured Notes and Common Stock

Gentlemen:

We have acted as special counsel to Baseline Oil & Gas Corp. (the Company”) in connection with the filing of a Registration Statement on Form SB-2 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration for resale under the Securities Act of 1933, as amended (the “Act”), of (i) $50 million aggregate principal amount of the Company’s 14% Senior Convertible Subordinated Secured Notes due 2013 (the “Notes”), and (ii) 76,584,444 shares of the Company’s common stock, $.001 par value (the “Common Shares”), of which Common Shares approximately 69,444,444 are initially issuable upon conversion of the Notes, subject to adjustment under certain circumstances.

In our capacity as special counsel in connection with the registration of the foregoing securities, we have reviewed such documents and records of the Company as we have deemed reasonably necessary to enable us to express an opinion on the matters covered hereby, including, but not limited to, certain agreements relating to the authorization, issuance, registration and sale of such securities and copies of resolutions of the Company’s board of directors authorizing the issuance of such securities and their registration pursuant to the Registration Statement.

In rendering this opinion, we have (a) assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies and (b) relied on certificates of public officials and, as to matters of fact, those statements and representations in the documents delivered to us in connection herewith made by officers and representatives of the Company, which for purposes of this opinion we have assumed are true and complete. We have made no other independent investigation or inquiry with respect to any such factual matters. To the extent it may be relevant to the opinions

Baseline Oil & Gas Corp.

December 19, 2007

expressed herein, we have assumed that the documents submitted to us have been duly authorized, executed and delivered by, and constitute the legal, valid and binding obligations of, all necessary parties other than the Company.

Based upon and subject to the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Notes and the Common Shares (1) have been duly authorized by the Company and (2) are validly issued, fully paid and non-assessable or, with respect to those Common Shares issuable upon conversion of the Notes, will be validly issued, fully paid and non-assessable when issued in accordance with the terms of the indenture dated October 1, 2007 between the Company and The Bank of New York, as trustee, governing the Notes.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions relate only to matters of the internal law of the State of New York without reference to conflict of laws provisions, Chapter 78 of the Nevada Revised Statutes and to matters of federal law of the United States, and we do not purport to express any opinion on the laws of any other jurisdiction. We assume no obligation to supplement this opinion if, after the date hereof, applicable laws change, or we become aware of any facts that might change our opinions, as expressed herein.

The opinion expressed herein may be relied upon by the Company in connection with the registration of the Notes and the Common Shares, as contemplated by, and in conformity with, the Registration Statement. With the exception of the foregoing, the opinion expressed herein may not be relied upon by any other person without our prior written consent.

We express no opinion as to compliance with the securities or “blue sky” laws of any state or country in which the Preferred Shares or Common Shares are proposed to be offered and sold.

Very truly yours,

/s/ Eaton & Van Winkle LLP

Eaton & Van Winkle LLP